The Simply Good Foods Company Reports Third Quarter 2018 Financial Results
Denver, CO, July 10, 2018 - The Simply Good Foods Company (NASDAQ: SMPL, SMPL.W) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen week and thirty-nine week periods ended May 26, 2018.
“Our strong third quarter financial and marketplace results continue to reflect the effectiveness of the strategic initiatives we outlined earlier this year that focus on marketing investments targeting our broader lifestyle consumers, refreshed packaging, cleaner labels and new products,” said Joseph E. Scalzo, President and Chief Executive Officer of The Simply Good Foods Company. “Organic sales growth of 11.1% this quarter was driven by volume and more efficient trade spend, resulting in solid gross margin and adjusted EBITDA(1) expansion. Retail takeaway performance accelerated in the quarter and increased 9.8% and 6.9% for the thirteen and thirty-nine weeks ended May 26, 2018. Through the third quarter, we have grown year-to-date net sales 8.2% and are well positioned to deliver solid financial results in fiscal 2018.”
Results for the Successor Period for the Thirteen Weeks Ended May 26, 2018, and Predecessor Period for the Thirteen Weeks Ended May 27, 2017(1)

•	Successor net sales were $107.2 million and Predecessor net sales were $96.5 million

•	Successor income tax expense was $2.8 million and Predecessor income tax expense was $1.8 million

•	Successor net income was $7.1 million and Predecessor net income was $4.3 million
In order to present comparable financial information, the Company has also presented supplemental unaudited pro forma financial information for the thirteen weeks and thirty-nine weeks ended May 27, 2017, which give effect to the business combination (the “Business Combination”) with Conyers Park Acquisition Corp. (“Conyers Park”) and NCP-ATK Holdings, Inc. (“Atkins”) as if it had occurred on August 28, 2016. All references in this press release section to results for the thirteen week and thirty-nine week third quarter ended May 27, 2017, refer to such unaudited pro forma results. The Company believes this pro forma information provides helpful supplemental information with respect to the performance of Simply Good Foods, and particularly the Atkins business, during this period.
Third Quarter 2018 Financial Highlights vs. Third Quarter 2017 Pro Forma

•	Net sales increased 11.1%, or $10.7 million, to $107.2 million

•	Gross profit margin of 47.8%, an increase of 270 basis points

•	Net income increased $1.7 million to $7.1 million

•	Earnings per diluted share (“EPS”) of $0.10, an increase of $0.03 per fully diluted share

•	Adjusted EBITDA(2) increased 21.4%, to $17.9 million.
(All comparisons above are with respect to the Predecessor's pro forma thirteen week third quarter ended May 27, 2017)

________________________________________
(1) On July 7, 2017, the Company completed the Business Combination between Atkins and Conyers Park. As a result of the Business Combination, both Conyers Park and Atkins became wholly-owned subsidiaries of Simply Good Foods. Pursuant to GAAP and SEC requirements, and the application of acquisition accounting, the Company's consolidated financial results are presented: (i) as of and for the thirteen weeks and thirty-nine weeks ended May 26, 2018 (Successor); and (ii) as of and for the thirteen weeks and thirty-nine weeks ended May 27, 2017 (Predecessor). All references to “Successor” refers to Simply Good Foods, and all references to “Predecessor” refers to Atkins prior to the Business Combination.
(2) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Adjusted EBITDA” in this press release for an explanation and reconciliations of this non-GAAP financial measure.

Net sales increased $10.7 million, or 11.1%, to $107.2 million. The net sales increase of 11.1% was entirely organic, driven by volume growth of 6.5% and a 4.6% benefit from lower levels of promotional allowances.
Gross profit was $51.3 million for the third quarter of 2018, an increase of $7.7 million or 17.7%. Gross profit margin was 47.8% compared to 45.1% for the pro forma thirteen weeks ended May 27, 2017 due primarily to the aforementioned net price realization.
Net income increased $1.7 million, to $7.1 million, primarily due to an improvement in gross profit, partially offset by a slight increase in distribution costs. Additionally, as discussed previously, the Company made investments in organizational capabilities and processes that positions it for further growth and ensures marketplace momentum continues into fiscal 2019. Specifically, selling and marketing expense increased $0.6 million and $1.3 million, respectively, driven by higher levels of brand building initiatives, advertising, and digital marketing investments. General and administrative expenses increased 14.7% as a result of higher public company costs and investments to enhance organizational capabilities in key functions, including preparation for future compliance requirements.
Adjusted EBITDA, a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 21.4% to $17.9 million.
(All comparisons above are with respect to the Predecessor's pro forma thirteen week third quarter ended May 27, 2017)

Results for the Successor Period for the Thirty-Nine Weeks Ended May 26, 2018, and Predecessor Period for the Thirty-Nine Weeks Ended May 27, 2017(1)

•	Successor net sales were $323.2 million and Predecessor net sales were $298.6 million

•	Successor income tax benefit was $17.5 million and Predecessor income tax expense was $8.7 million

•	Successor net income was $58.7 million and Predecessor net income was $14.6 million
Year-to-Date Third Quarter 2018 Financial Highlights vs. Year-to-Date Third Quarter 2017 Pro-Forma

•	Net sales increased 8.2%, or $24.6 million, to $323.2 million

•	Gross profit margin of 47.7%, an increase of 120 basis points

•	Net income increased $37.8 million to $58.7 million, benefiting from changes to tax rates and other one-time gains

•	Earnings per diluted share (“EPS”) of $0.81, an increase of $0.52 per fully diluted share

•	Adjusted EBITDA(2) increased 9.7%, to $60.5 million.
(All comparisons above are with respect to the Predecessor's pro forma thirty-nine week third quarter ended May 27, 2017)

Net sales increased $24.6 million, or 8.2%, to $323.2 million driven by organic net sales growth of 6.9%, including a favorable change in trade expense of 0.6%, and the prior year acquisition of Wellness Foods added 1.3%.
Gross profit was $154.3 million for the thirty-nine weeks ended May 26, 2018, an increase $15.4 million, or 11.1%. Gross profit margin was 47.7% compared to 46.5% for the pro forma thirty-nine weeks ended May 27, 2017 due to lower trade expense and favorable mix.
Net income increased $37.8 million to $58.7 million primarily due to a one-time gain related to the re-measurement of deferred tax liabilities of $29.0 million, a one-time gain of $4.7 million in the fair value of the Tax Receivable Agreement, as well as improvement in gross profit. This was partially offset by slightly higher distribution costs, $1.9 million in business transaction costs related to the equity offering by one of our stockholders in February and merger & acquisition due diligence costs, a 9.7% increase in selling expense, a 6.7% increase in marketing expense, and a 12.2% increase in general and administrative expenses as a result of public company costs and the addition of Wellness Foods acquired in December 2016.
Adjusted EBITDA, a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 9.7% to $60.5 million.
(All comparisons above are with respect to the Predecessor's pro forma thirty-nine week third quarter ended May 27, 2017)

Balance Sheet and Cash Flow
As of May 26, 2018, the Company had cash and cash equivalents of $88.4 million and $199.0 million in outstanding principal of the term loan, resulting in a trailing twelve month pro forma combined Net Debt to Adjusted EBITDA ratio of 1.4x. The Company also has a $75.0 million revolving line of credit available for borrowing which is not currently being utilized.
Tax Cuts and Jobs Act
On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law. The change in the tax law is partially effective in our current 2018 fiscal year and will be fully effective in our 2019 fiscal year. The Tax Act, among other things, reduces the top U.S. federal corporate tax rate from 35% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred, and creates new taxes on certain foreign sourced earnings. As of May 26, 2018, we have not completed our accounting for the tax effects of enactment of the Tax Act; however, as described below, we have made a reasonable estimate of the effects on our existing deferred tax balances and the one-time transition tax. In other cases, we have not been able to make a reasonable estimate and continue to account for those items based on our existing accounting under ASC 740, Income Taxes, and the provisions of the tax laws that were in effect immediately prior to enactment. For the items for which we were able to determine a reasonable estimate, we recognized a provisional gain of $29.0 million, which is included as a component of Income tax expense (benefit) in the accompanying thirty-nine week Condensed Consolidated Statements of Operations and Comprehensive Income. While our Tax Act assessment is provisional, we do not anticipate material changes.

The Tax Act reduces the corporate federal tax rate to 21%, effective January 1, 2018. As of May 26, 2018, we have recorded a provisional decrease to our deferred tax liabilities, with a corresponding net adjustment to deferred income tax benefit of $29.0 million. While we are able to make a reasonable estimate of the impact of the reduction in corporate rate, it may be affected by other analysis related to the Tax Act, including, but not limited to, our calculation of deemed repatriation of deferred foreign income and the state tax effect of adjustments made to federal temporary differences.

Outlook
Given the strong year-to-date results, the Company has updated its outlook for the fiscal year 2018. Specifically, the Company expects the full year 2018 net sales growth rate to be similar to the year-to-date growth rate. Including the previously discussed investments in the business, the Company anticipates Adjusted EBITDA growth will be slightly lower than net sales growth.

Conference Call and Webcast Information
The Company will host a conference call with members of the executive management team to discuss these results today, Tuesday, July 10, 2018 at 6:30 a.m. Mountain time (8:30 a.m. Eastern time).  Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263.
In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. The webcast will be archived for 30 days. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, July 24, 2018, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13680857.

About The Simply Good Foods Company
The Simply Good Foods Company is the company created by the business combination of Conyers Park Acquisition Corp., with executive founders Jim Kilts and Dave West, long-time business leaders in the consumer products sector, and NCP-ATK Holdings, Inc. Today, our highly-focused product portfolio consists primarily of nutrition bars, ready-to-drink shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Endulge®, and Atkins Harvest Trail brand names. Simply Good Foods will look to expand its platform through investment opportunities in the snacking space and broader food category. Over time, Simply Good Foods aspires to become a portfolio of brands that bring simple goodness, happiness and positive experiences to consumers and their families. For more information, please visit https://www.thesimplygoodfoodscompany.com.

Forward Looking Statements
Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “aspire”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding future plans for the Company, the estimated or anticipated future results and benefits of the Company’s future plans and operations, future opportunities for the Company, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. These risks and uncertainties include, but are not limited to, changes in the business environment in which the Company operates including general financial, economic, regulatory and political conditions affecting the industry in which the Company operates; changes in consumer preferences and purchasing habits; the impact of the Tax Act on the Company's business; changes in taxes, tariffs, duties, governmental laws and regulations; the availability of or competition for other brands, assets or other opportunities for investment by the Company or to expand the Company’s business; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Investor Contact
Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
717-307-8197
mpogharian@thesimplygoodfoodscompany.com

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share data)

	May 26, 2018	August 26, 2017
Assets	(Successor)	(Successor)
Current assets:
Cash and cash equivalents	$88,361	$56,501
Accounts receivable, net	41,661	37,181
Inventories	24,955	29,062
Prepaid expenses	4,216	2,904
Other current assets	10,911	8,263
Total current assets	170,104	133,911

Long-term assets:
Property and equipment, net	2,460	2,105
Intangible assets, net	314,270	319,148
Goodwill	471,427	465,030
Other long-term assets	2,294	2,294
Total assets	$960,555	$922,488

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$10,127	$14,859
Accrued interest	527	561
Accrued expenses and other current liabilities	15,054	15,042
Current portion of TRA liability	2,579	2,548
Current maturities of long-term debt	664	234
Total current liabilities	28,951	33,244

Long-term liabilities:
Long-term debt, less current maturities	191,084	191,856
Long-term portion of TRA liability	25,325	23,127
Deferred income taxes	55,033	75,559
Total liabilities	300,393	323,786
See commitments and contingencies (Note 8)

Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 70,582,573 and 70,562,477 issued and outstanding, respectively	706	706
Additional paid-in-capital	613,350	610,138
Retained earnings (accumulated deficit)	46,588	(12,161)
Accumulated other comprehensive (loss) income	(482)	19
Total stockholders' equity	660,162	598,702
Total liabilities and stockholders' equity	$960,555	$922,488

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited, dollars in thousands, except share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 26, 2018	May 27, 2017	May 26, 2018	May 27, 2017
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Net sales	$107,233	$96,503	$323,167	$298,614
Cost of goods sold	55,949	52,933	168,869	159,759
Gross profit	51,284	43,570	154,298	138,855

Operating expenses:
Distribution	4,656	4,084	14,864	13,413
Selling	4,972	4,350	13,850	12,621
Marketing	10,999	9,733	30,905	28,969
General and administrative	14,158	12,276	38,948	33,975
Depreciation and amortization	1,911	2,482	5,793	7,409
Business transaction costs	35	—	1,912	—
Loss (gain) in fair value change of contingent consideration - TRA liability	614	—	(2,412)	—
Other expense	137	17	567	75
Total operating expenses	37,482	32,942	104,427	96,462

Income from operations	13,802	10,628	49,871	42,393

Other income (expense):
Change in warrant liabilities	—	1,119	—	722
Interest expense	(3,057)	(6,430)	(9,169)	(20,059)
(Loss) gain on foreign currency transactions	(837)	724	119	6
Other income	77	83	475	282
Total other expense	(3,817)	(4,504)	(8,575)	(19,049)

Income before income taxes	9,985	6,124	41,296	23,344
Income tax expense (benefit)	2,848	1,777	(17,453)	8,747
Net income	$7,137	$4,347	$58,749	$14,597

Other comprehensive income:
Foreign currency translation adjustments	299	(805)	(501)	(389)
Comprehensive income	$7,436	$3,542	$58,248	$14,208

Earnings per share from net income:
Basic	$0.10		$0.83
Diluted	$0.10		$0.81
Weighted average shares outstanding:
Basic	70,582,573		70,578,687
Diluted	73,466,285		72,907,141

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	Thirty-Nine Weeks Ended
	May 26, 2018	May 27, 2017
	(Successor)	(Predecessor)
Operating activities
Net income	$58,749	$14,597
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,793	7,409
Amortization of deferred financing costs and debt discount	977	1,474
Stock compensation expense	2,981	1,871
Change in warrant liabilities	—	(722)
Gain in fair value change of contingent consideration - TRA liability	(2,412)	—
Unrealized gain (loss) on foreign currency transactions	119	(111)
Deferred income taxes	(20,876)	(1,128)
Loss on disposal of property and equipment	77	—
Changes in operating assets and liabilities:
Accounts receivable, net	(4,812)	8,289
Inventories	4,003	(1,110)
Prepaid expenses	(1,296)	(399)
Other current assets	(2,334)	(7,964)
Accounts payable	(4,676)	(1,168)
Accrued interest	(34)	(490)
Accrued expenses and other current liabilities	203	(1,846)
Other	(239)	39
Net cash provided by operating activities	36,223	18,741

Investing activities
Purchases of property and equipment	(1,347)	(421)
Acquisition of business, net of cash acquired	(1,757)	(21,039)
Net cash used in investing activities	(3,104)	(21,460)

Financing activities
Proceeds from option exercises	—	109
Cash received from warrant exercises	231	—
Deferred financing costs	(319)	—
Principal payments of long-term debt	(1,000)	(53,586)
Net cash used in financing activities	(1,088)	(53,477)
Cash and cash equivalents
Net increase (decrease) in cash	32,031	(56,196)
Effect of exchange rate on cash	(171)	(133)

Cash at beginning of period	56,501	78,492
Cash and cash equivalents at end of period	$88,361	$22,163

Supplemental Unaudited Pro Forma Combined Thirteen Week Period Ended May 27, 2017

The following unaudited pro forma financial information has been prepared from the perspective of Atkins and its thirteen week quarter ended May 27, 2017. The unaudited pro forma income statement presents the historical consolidated statement of operations of Atkins for the thirteen weeks ended May 27, 2017, giving effect to the Business Combination as if it had occurred on August 28, 2016.

The unaudited pro forma financial statements give effect to the Business Combination in accordance with the acquisition method of accounting for business combinations. The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The unaudited pro forma financial information is for illustrative purposes only. The financial results may have been different if the Business Combination actually been completed sooner. You should not rely on the unaudited pro forma financial information as being indicative of the historical results that would have been achieved if the Business Combination been completed as of the beginning of fiscal 2017.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Pro Forma Thirteen Week Period Ended May 27, 2017
(In thousands)

	Unaudited Historical (i)			Pro Forma
	(Predecessor)			Unaudited
	13-weeks ended	Pro Forma Adjustments		13-weeks ended
(in thousands)	May 27, 2017			May 27, 2017
Net sales	$96,503	$—		$96,503
Cost of goods sold	52,933	—		52,933
Gross profit	43,570	—		43,570

Operating expenses:
Distribution	4,084	—		4,084
Selling	4,350	—		4,350
Marketing	9,733	—		9,733
General and administrative	12,276	64	ii	12,340
Depreciation and amortization	2,482	(561)	iii	1,921
Other expense	17	—		17
Total operating expenses	32,942	(497)		32,445

Income from operations	10,628	497		11,125

Other income (expense):
Change in warrant liabilities	1,119	(1,119)	iv	—
Interest expense	(6,430)	3,453	v	(2,977)
(Loss) gain on foreign currency transactions	724	—		724
Other income	83	—		83
Total other expense	(4,504)	2,334		(2,170)

Income before income taxes	6,124	2,831		8,955
Income tax expense (benefit)	1,777	1,769	vi	3,546
Net income	$4,347	$1,062		$5,409

Other financial data:
Adjusted EBITDA (vii)	$14,773			$14,773

i. The amounts presented represent the Predecessor’s historical GAAP results of operations.
ii. The adjustment represents the incremental stock-based compensation expense under the new Simply Good Foods omnibus incentive plan.
iii. The adjustment reflects the difference in the intangible asset amortization expense associated with the allocation of purchase price to intangible assets due to the Business Combination. The amortization expense decreased as additional indefinite lived intangible assets were identified for the successor entity than the predecessor entity. The amount of amortizable intangible assets identified in the Business Combination decreased from $125.8 million to $88.0 million.

iv. Simply Good Foods warrants are not liabilities and are accounted for as equity warrants. To make the periods comparable the adjustment represents the corresponding reversal of the predecessor fair value adjustment of expense.

v. The adjustment represents the expected interest expense, as of the time of the close of the Business Combination, associated with the term loan and revolving debt facilities of Simply Good Foods. The predecessor entity had $337.2 million outstanding as of August 27, 2016 while the successor entity had $200.0 million outstanding. At the time of the Transaction, the long-term debt of the predecessor entity accrued interest at 6.25% on the first lien and 9.75% on the second lien while the successor debt accrued interest at 3 month LIBOR and 4%. The significant reduction in outstanding principal and lower interest rates drive significant expense savings on a Pro Forma basis. Refer to Note 5 for details on the Long-Term Debt and Line of Credit.

vi. Represents the effective income tax rate of 39.6%. The amounts presented may be rounded for presentation purposes.
vii. Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation to its most directly comparable GAAP measure, see “Reconciliation of Adjusted EBITDA” below.

Comparison of Unaudited Results for the Thirteen Week Period Ended May 26, 2018 and the Supplemental Pro Forma Thirteen Week Period Ended May 27, 2017

For comparative purposes, we are presenting an unaudited statement of operations for the thirteen week period ended May 26, 2018, compared to unaudited supplemental pro forma statement of operations for the thirteen week period ended May 27, 2017. The following table presents, for the periods indicated, selected information from our supplemented unaudited pro forma condensed consolidated financial results, including information presented as a percentage of net sales:

	Historical		Pro Forma
	Successor		Predecessor
	unaudited		unaudited
	13-weeks ended		13-weeks ended
(in thousands)	May 26, 2018	% of sales	May 27, 2017	% of sales
Net sales	$107,233	100.0%	$96,503	100.0%
Cost of goods sold	55,949	52.2%	52,933	54.9%
Gross profit	51,284	47.8%	43,570	45.1%

Operating expenses:
Distribution	4,656	4.3%	4,084	4.2%
Selling	4,972	4.6%	4,350	4.5%
Marketing	10,999	10.3%	9,733	10.1%
General and administrative	14,158	13.2%	12,340	12.8%
Depreciation and amortization	1,911	1.8%	1,921	2.0%
Business transaction costs	35	—%	—	—%
Loss (gain) in fair value change of contingent consideration - TRA liability	614	0.6%	—	—%
Other expense	137	0.1%	17	—%
Total operating expenses	37,482	35.0%	32,445	33.6%

Income from operations	13,802	12.9%	11,125	11.5%

Other income (expense):
Change in warrant liabilities	—	—%	—	—%
Interest expense	(3,057)	(2.9)%	(2,977)	(3.1)%
(Loss) gain on foreign currency transactions	(837)	(0.8)%	724	0.8%
Other income	77	0.1%	83	0.1%
Total other expense	(3,817)	(3.6)%	(2,170)	(2.2)%

Income before income taxes	9,985	9.3%	8,955	9.3%
Income tax expense	2,848	2.7%	3,546	3.7%
Net income	$7,137	6.7%	$5,409	5.6%

Earnings per share from net income:
Basic	$0.10		$0.08
Diluted	$0.10		$0.07
Weighted average shares outstanding: (i)
Basic	70,582,573		70,582,573
Diluted	73,466,285		73,466,285

i. For comparability purposes the historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination. The Company has assumed the pro forma weighted average shares outstanding of the Predecessor to be the same as the comparable period of the Successor as the pro forma results of the predecessor is adjusted for the incremental difference in stock-based compensation and the treatment of the warrant liabilities. Prior to the Business Combination the predecessor had 508,219 shares of Common Stock outstanding.

Supplemental Unaudited Pro Forma Combined Thirty-Nine Week Period Ended May 27, 2017

The following unaudited pro forma financial information has been prepared from the perspective of Atkins and for the thirty-nine weeks ended May 27, 2017. The unaudited pro forma income statement presents the historical consolidated statement of operations of Atkins for the thirty-nine weeks ended May 27, 2017, giving effect to the Business Combination as if it had occurred on August 28, 2016.

The unaudited pro forma financial statements give effect to the Business Combination in accordance with the acquisition method of accounting for business combinations. The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The unaudited pro forma financial information is for illustrative purposes only. The financial results may have been different if the Business Combination actually been completed sooner. You should not rely on the unaudited pro forma financial information as being indicative of the historical results that would have been achieved if the Business Combination been completed as of the beginning of fiscal 2017.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Pro Forma Thirty-nine week Period Ended May 27, 2017
(In thousands)

	Unaudited Historical (i)			Pro Forma
	(Predecessor)			Unaudited
	39-weeks ended	Pro Forma Adjustments		39-weeks ended
(in thousands)	May 27, 2017			May 27, 2017
Net sales	$298,614	$—		$298,614
Cost of goods sold	159,759	—		159,759
Gross profit	138,855	—		138,855

Operating expenses:
Distribution	13,413	—		13,413
Selling	12,621	—		12,621
Marketing	28,969	—		28,969
General and administrative	33,975	745	ii	34,720
Depreciation and amortization	7,409	(1,682)	iii	5,727
Other expense	75	—		75
Total operating expenses	96,462	(937)		95,525

Income from operations	42,393	937		43,330

Other income (expense):
Change in warrant liabilities	722	(722)	iv	—
Interest expense	(20,059)	11,127	v	(8,932)
(Loss) gain on foreign currency transactions	6	—		6
Other income	282	—		282
Total other expense	(19,049)	10,405		(8,644)

Income before income taxes	23,344	11,342		34,686
Income tax expense (benefit)	8,747	4,989	vi	13,736
Net income	$14,597	$6,353		$20,950

Other Financial Data (Unaudited):
Adjusted EBITDA (ix)	$55,133			$55,133

i. The amounts presented represent the Predecessor’s historical GAAP results of operations.
ii. The adjustment represents the incremental stock-based compensation expense under the new Simply Good Foods omnibus incentive plan.
iii. The adjustment reflects the difference in the intangible asset amortization expense associated with the allocation of purchase price to intangible assets due to the Business Combination. The amortization expense decreased as additional indefinite lived intangible assets were identified for the successor entity than the predecessor entity. The amount of amortizable intangible assets identified in the Business Combination decreased from $125.8 million to $88.0 million.

iv. Simply Good Foods warrants are not liabilities and are accounted for as equity warrants. To make the periods comparable the adjustment represents the corresponding reversal of the predecessor fair value adjustment of expense.

v. The adjustment represents the expected interest expense, as of the time of the close of the Business Combination, associated with the term loan and revolving debt facilities of Simply Good Foods. The predecessor entity had $337.2 million outstanding as of August 27, 2016 while the successor entity had $200.0 million outstanding. At the time of the Transaction, the long-term debt of the predecessor entity accrued interest at 6.25% on the first lien and 9.75% on the second lien while the successor debt accrued interest at 3 month LIBOR and 4%. The significant reduction in outstanding principal and lower interest rates drive significant expense savings on a Pro Forma basis. Refer to Note 5 for details on the Long-Term Debt and Line of Credit.

vi. Represents the effective income tax rate of 39.6%. The amounts presented may be rounded for presentation purposes.
vii. Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation to its most directly comparable GAAP measure, see “Reconciliation of Adjusted EBITDA” below.

Comparison of Unaudited Results for the Thirty-Nine Week Period Ended May 26, 2018 and the Supplemental Pro Forma Thirty-Nine Week Period Ended May 27, 2017

For comparative purposes, we are presenting an unaudited statement of operations for the thirty-nine week period ended May 26, 2018, compared to unaudited supplemental pro forma statement of operations for the thirty-nine week period ended May 27, 2017. The following table presents, for the periods indicated, selected information from our supplemented unaudited pro forma condensed consolidated financial results, including information presented as a percentage of net sales:

	Historical		Pro Forma
	Successor		Predecessor
	unaudited		unaudited
	39-weeks ended		39-weeks ended
(in thousands)	May 26, 2018	% of sales	May 27, 2017	% of sales
Net sales	$323,167	100.0%	$298,614	100.0%
Cost of goods sold	168,869	52.3%	159,759	53.5%
Gross profit	154,298	47.7%	138,855	46.5%

Operating expenses:
Distribution	14,864	4.6%	13,413	4.5%
Selling	13,850	4.3%	12,621	4.2%
Marketing	30,905	9.6%	28,969	9.7%
General and administrative	38,948	12.1%	34,720	11.6%
Depreciation and amortization	5,793	1.8%	5,727	1.9%
Business transaction costs	1,912	0.6%	—	—%
Loss (gain) in fair value change of contingent consideration - TRA liability	(2,412)	(0.7)%	—	—%
Other expense	567	0.2%	75	—%
Total operating expenses	104,427	32.3%	95,525	32.0%

Income from operations	49,871	15.4%	43,330	14.5%

Other income (expense):
Change in warrant liabilities	—	—%	—	—%
Interest expense	(9,169)	(2.8)%	(8,932)	(3.0)%
(Loss) gain on foreign currency transactions	119	—%	6	—%
Other income	475	0.1%	282	0.1%
Total other expense	(8,575)	(2.7)%	(8,644)	(2.9)%

Income before income taxes	41,296	12.8%	34,686	11.6%
Income tax expense (benefit)	(17,453)	(5.4)%	13,736	4.6%
Net income	$58,749	18.2%	$20,950	7.0%

Earnings per share from net income:
Basic	$0.83		$0.30
Diluted	$0.81		$0.29
Weighted average shares outstanding: (i)
Basic	70,578,687		70,578,687
Diluted	72,907,141		72,907,141

i. For comparability purposes the historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination. The Company has assumed the pro forma weighted average shares outstanding of the Predecessor to be the same as the comparable period of the Successor as the pro forma results of the predecessor is adjusted for the incremental difference in stock-based compensation and the treatment of the warrant liabilities. Prior to the Business Combination the predecessor had 508,219 shares of Common Stock outstanding.

Reconciliation of Adjusted EBITDA
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines Adjusted EBITDA (earnings before interest, tax, depreciation, and amortization) as net income before interest expense, income tax expense, depreciation and amortization with further adjustments to exclude the following items: stock-based compensation and warrant expense, transaction costs and IPO readiness costs, restructuring costs, management fees, frozen media licensing fees, transactional exchange impact, change in fair value of contingent consideration - TRA liability, business transaction costs, and other non-core expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA are appropriate to provide additional information to investors and reflects more accurately operating results of the on-going operations. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in calculation.
The following unaudited tables below provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirteen week periods ended May 26, 2018 (Successor), May 27, 2017 (Predecessor), and pro forma period ended May 27, 2017.

Adjusted EBITDA Reconciliation: (in thousands)	13-weeks ended	13-weeks ended	13-weeks ended
	May 26, 2018	May 27, 2017	May 27, 2017
	(Successor)	(Predecessor)	(Pro Forma)
Net income	$7,137	$4,347	$5,409
Interest expense	3,057	6,430	2,977
Income tax expense	2,848	1,777	3,546
Depreciation and amortization	1,911	2,482	1,921
EBITDA	14,953	15,036	13,853
Business transaction costs	35	—	—
Stock-based compensation and warrant expense	1,014	(311)	872
Transaction fees / IPO readiness	—	(184)	(184)
Restructuring	137	17	17
Roark management fee	—	389	389
Frozen licensing media	63	459	459
Non-core legal costs	274	163	163
Loss in fair value change of contingent consideration - TRA liability	614	—	—
Other (1)	850	(796)	(796)
Adjusted EBITDA	$17,940	$14,773	$14,773
_____________________ (1) Other items consist principally of exchange impact of foreign currency transactions and other expenses

The following unaudited tables below provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirty-nine week periods ended May 26, 2018 (Successor), May 27, 2017 (Predecessor), and pro forma period ended May 27, 2017.

Adjusted EBITDA Reconciliation: (in thousands)	39-weeks ended	39-weeks ended	39-weeks ended
	May 26, 2018	May 27, 2017	May 27, 2017
	(Successor)	(Predecessor)	(Pro Forma)
Net income	$58,749	$14,597	$20,950
Interest expense	9,169	20,059	8,932
Income tax (benefit) expense	(17,453)	8,747	13,736
Depreciation and amortization	5,793	7,409	5,727
EBITDA	56,258	50,812	49,345
Business transaction costs	1,912	—	—
Stock-based compensation and warrant expense	2,981	1,149	2,616
Transaction fees / IPO readiness	—	372	372
Restructuring	567	74	74
Roark management fee	—	1,370	1,370
Frozen licensing media	188	794	794
Non-core legal costs	1,053	618	618
Gain in fair value change of contingent consideration - TRA liability	(2,412)	—	—
Other (1)	(90)	(56)	(56)
Adjusted EBITDA	$60,457	$55,133	$55,133
_____________________ (1) Other items consist principally of exchange impact of foreign currency transactions and other expenses